     GLOBAL GOLD RECOMMENCES PROGRAM TO BRING MADRE DE DIOS PROPERTY IN CHILE INTO PRODUCTION AND AGREES TO SELL CHILOE AND IPUN ISLAND PROPERTIES

Greenwich, CT—October 8, 2008--Global Gold Corporation (OTCBB-GBGD) (www.globalgoldcorp.com) announced today that it has concluded a review of its options with the termination of the July 31, 2008 agreement to sell all of its Chilean Operations to a private company. As a result, it has recommenced plans to bring the Madre de Dios property into production within the next eight months and that it has entered into an agreement to sell all of the Company’s interest in its Chiloe and Ipun island properties in Chile to its current Joint Venture partners, the Quijano family. The agreement is to be concluded by October 15, 2008. The placer and hard rock gold Madre de Dios property is in south central Chile, near Valdivia.

The terms of the sale of the Chiloe and Ipun island properties include the following to Global Gold or its designee: (a) $200,000 USD, fifty percent of which will be paid at the closing and the other fifty percent to be paid within sixty days; (b) certain second hand equipment and parts used for mining which are currently on or around the territory of the Global Gold Valdivia joint venture to be specified in the mutually agreed transfer documents, including a Caterpillar 966 wheel loader, a Warner Swasey excavator, and a Caterpillar 290 kva generator; (c) certain land rights, buildings and improvements which are currently on or around the territory of the Global Gold Valdivia joint venture, generally described as an approximately five hectare property, known as Lote Nº11, situated in Pureo, where Amparo and Pureo mining properties are located, and approximately ten hectares including two properties with their buildings, situated in the area where the mining property Guadalupe 61-120 is located, all as to be specified in the mutually agreed transfer documents; and (d) a first priority right of payment from the profits of the Global Gold Valdivia joint venture company of $200,000 USD.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Global Gold Corporation • 45 East Putnam Avenue • Greenwich, CT 06830
Phone: 203.422.2300 • Fax: 203.422.2330

Global Gold Corporation is an international gold mining, development and exploration company with mining and exploration operations in Armenia, Canada, and Chile and. Global Gold Corporation is located at 45 East Putnam Avenue, Greenwich, CT 06830. The main phone number is 203-422-2300. More information can be found at www.globalgoldcorp.com.

Contact Andrew Barwicki 516-662-9461

Global Gold Corporation • 45 East Putnam Avenue • Greenwich, CT 06830
Phone: 203.422.2300 • Fax: 203.422.2330